Exhibit 10.3

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 (this “Amendment”) to the Employment Agreement of Paul McGinn dated July 25, 2012, as amended effective August 1, 2013, as further amended effective March 20, 2015 (as amended, the “Employment Agreement”) is effective as of May 1, 2015 (the “Effective Date”), and entered into by and among CiG Wireless Corp., a corporation incorporated in the State of Nevada (the “Company”) and Paul McGinn (the “Executive”).

RECITALS

WHEREAS, the Company and Executive previously entered into the Employment Agreement, which sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, the Company and the Executive now wish to amend the Employment Agreement as of the date hereof; and

WHEREAS, Section 20 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between the Company and Executive.

NOW, THEREFORE, the Company and Executive hereby agree that the Employment Agreement shall be amended as follows:

1. Section 3(i) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(i) Special Retention Bonus. Subject to the Executive’s continued employment with the Company through the applicable Retention Date set forth below, on such Retention Date the Company will pay to the Executive in a cash lump sum an amount equal to the applicable Retention Bonus set forth below:

Retention Date	Retention Bonus
The date that is twelve (12) months after the Closing Date (as defined in the Merger Agreement (as defined below)).	$900,000
The date that is eighteen (18) months after the Closing Date (as defined in the Merger Agreement).	$700,000

Notwithstanding the foregoing, in the event of a termination of the Executive’s employment either (a) by the Company without Cause or (b) by the Executive for Good Reason, the Company will pay to the Executive any then unpaid Retention Bonus within ten (10) days of such termination. For the purposes of this Section 3(i), “Good Reason” means: (i) a material diminution in Executive’s Base Salary or (ii) a failure by the Company to pay to the Executive any amounts due hereunder, including any Incremental Portion or Variable Component, within thirty (30) days of the date such amount is due to be paid hereunder, that in the case of any Good Reason event is not cured by the Company within thirty (30) days of written notice specifying the occurrence such Good Reason event, which notice shall be given by Executive to the Company within ninety (90) days after the occurrence of the Good Reason event. In the event of any nonpayment by the Company of a Retention Bonus when due, the Company shall promptly upon demand reimburse the Executive for his legal costs, including attorney’s fees, incurred in seeking the payment of such amount.

For purposes of this Section 3(i), “Merger Agreement” means that certain Agreement and Plan of Merger, by and among Vertical Bridge Acquisitions, LLC, Vertical Steel Merger Sub Inc., and the Company, dated as of March 20, 2015, as amended March 26, 2015.”

2. This Amendment shall supersede that certain Amendment No. 2 to the Employment Agreement dated as of March 20, 2015 (the “Amendment No. 2”), which Amendment No. 2 shall terminate effective immediately (without payment of consideration therefor). In all other respects, the Employment Agreement is hereby ratified and confirmed.

3. Notwithstanding anything in this Amendment to the contrary, except as set forth in Section 2 hereof, this Amendment shall be subject to, and effective upon, consummation of the transactions (the “Transactions”) contemplated by that certain Agreement and Plan of Merger, by and among Vertical Bridge Acquisitions, LLC, Vertical Steel Merger Sub Inc., and the Company, dated as of March 20, 2015, as amended March 26, 2015 (as amended, the “Merger Agreement”). In the event the Merger Agreement is terminated in accordance with its terms, or the Transactions are not consummated on or prior to December 31, 2015, this Amendment shall terminate without further action, notice, or deed, and shall be null and void ab initio; provided, however, that Section 2 hereof shall survive any such termination.

4. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Amendment may be delivered via facsimile or scanned “PDF” which shall be an original for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

CIG Wireless Corp.

By:	/s/ Romain Gay-Crosier
Name: Romain Gay-Crosier Title: Chief Financial Officer

/s/ Paul McGinn
Name: Paul McGinn

[Signature Page to Amendment No. 3 to McGinn Employment Agreement]